SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                Suspension of Duty to File Reports Under Sections
                 13 and 15(d) of the Securities Exchange Act of
                                      1934

                         Commission File Number: 333-35105

                            LOCKHART CARIBBEAN CORPORATION
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             (Exact name of registrant as specified in its charter)

                              No. 44 Estate Thomas
                     St. Thomas, U.S. Virgin Islands 00802
                                 (340) 776-1900
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          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

            Units consisting of one share of Class A Common Stock and
     one warrant to purchase one-tenth of one share of Class A Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
               (Title of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

                 Please place an X in the boxes to designate the
                   appropriate rule provisions relied upon to
                            terminate or suspend the
                              duty to file reports:

            Rule 12g-4(a)(1)(i)  (X)    Rule 12h-3(b)(1)(ii) ( )
            Rule 12g-4(a)(1)(ii) ( )    Rule 12h-3(b)(2)(i)  ( )
            Rule 12g-4(a)(2)(i)  ( )    Rule 12h-3(b)(2)(ii) ( )
            Rule 12g-4(a)(2)(ii) ( )    Rule 15d-6           ( )
            Rule 12h-3(b)(1)(i)  (X)

                Appropriate number of holders of record as of the
                         certification of notice date:
                                      NONE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Lockhart Caribbean Corpration. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 30, 1999                  By: /s/ John P. deJongh
      ---------------                     ---------------------
                                         Name:  John P. deJongh
                                         Title: President and
                                                Chief Operating Officer